State of Delaware
Secretary of State
Division of Corporations
Delivered 01:54 PM 08/10/2020
FILED 01:54 PM 08/10/2020
SR 20206661130 - File Number 5673053

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
EVAMEDIA CORP.

The Corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of EVAMEDIA CORP ("Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring the said Amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article should be and read as follows:

The total number of shares of stock of the Corporation is authorized to issue:

- **The total number of shares of stock which the Corporation shall have authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.**

- **The authority of the Board of Directors concerning each series of Preferred Stock shall include, but not be limited to, determine the qualifications, limitations, voting and other powers, preferences, and relative, participating, optional or other rights of the Preferred Stock as defined in the Article Fourth, A to H.**

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held upon notice by Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That said, the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said the Corporation has caused this certificate to be signed this 12th day of August 2020.

By: Dave Bouttet

Title: CEO & President
Name: David Boulette